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CONFIDENTIAL TREATMENT REQUESTED
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4),
200.83 and 240.24b-2

EXHIBIT 10.42

MEAD JOHNSON & COMPANY—HEALTHETECH
STRATEGIC PARTNERSHIP AGREEMENT

        This Strategic Partnership Agreement ("Agreement") is made and entered into as of this 8th day of August, 2002 ("Effective Date") by and between HEALTHETECH, INC. ("HET"), a Delaware corporation having its principal place of business at 523 Park Point Drive, Golden, Colorado 80401 USA, and MEAD JOHNSON & COMPANY ("MJC"), a wholly-owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation having its principal place of business at 345 Park Avenue, New York, New York, 10154, and MJC having its principal place of business located at 2400 W. Lloyd Expressway, Evansville, Indiana 47721.

RECITALS

        WHEREAS, HET designs, develops and markets technologically advanced and proprietary handheld medical devices and software for the measurement and monitoring of important health parameters.

        WHEREAS, HET wishes to appoint MJC an authorized exclusive distributor of certain HET Products in the "Exclusive Markets" in the "Territories", and MJC wishes to accept this appointment, subject to the terms and conditions of this Agreement.

AGREEMENT

        ACCORDINGLY, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    DEFINITIONS.

  1.1
  "Affiliate" means, with respect to a party, any person or entity that controls, is controlled by, or is under common control with such party, where "control" means ownership of fifty percent (50%) or more of the outstanding voting securities (but only as long as such person or entity meets these requirements).

  1.2
  "End User" means a person, company, or other legal entity that purchases a Product for its own internal purposes and not for distribution or resale to, or use on behalf of, others. For the purposes of this definition, use of the Product by a healthcare professional to provide medical and nutritional services to a patient of the professional or the institution will not constitute use on behalf of others.

  1.3
  "Exclusive Market" means those markets listed as Exclusive Markets on Exhibit C hereto in which MJC shall have the exclusive right to sell the HET MedGem™ indirect calorimeter and its associated disposable Single-Use Breathing Inserts (disposable mouthpieces or facemasks). Between the "Effective Date" and October 1, 2002, the "Exclusive Markets" shall be available to MJC only on a non-exclusive basis, and as of October 1, 2002, the "Exclusive Markets" shall become exclusive to MJC.

  1.4
  "Excluded Market" means those markets listed on Exhibit C hereto in which MJC shall refrain from directly or indirectly selling the HET MedGem™ indirect calorimeter and its associated disposable Single-Use Breathing Inserts (disposable mouthpieces or facemasks); provided that MJC sales to cross functional groups which, in the reasonable belief of MJC, are not predominantly comprised of customers outside the Markets shall not necessarily be deemed sales into Excluded Markets; provided further that if any question or dispute arises concerning any such situation, each of the parties will bring the matter to the attention of the other party, and the parties shall negotiate in good faith a mutually agreeable resolution of such question or dispute.

  1.5
  "HET Marks" means the trademarks, service marks and trade names of HET listed in Exhibit D (as such list may be updated from time to time by HET upon notice to MJC).

  1.6
  "Intellectual Property Rights" means all present and future worldwide copyrights, trademarks, trade secrets, patents, patent applications, contract rights, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

  1.7
  "Markets" means the Exclusive Markets and Nonexclusive Markets collectively, and specifically does not include the Excluded Markets, all as defined in Exhibit C herein, and as may be amended pursuant to section 2.2 herein.

  1.8
  "Nonexclusive Market" means those markets other than markets listed as Exclusive or Excluded in Exhibit C in which MJC shall have the right to sell the HET MedGem™ indirect calorimeter and its associated disposable Single-Use Breathing Inserts (disposable mouthpieces or facemasks) on a nonexclusive basis.

  1.9
  "Monitored Per-Measurement Fee Model" shall mean the anticipated MedGem version where each metabolic measurement shall be subject to a payment per measurement and a Disposable Breathing Insert is supplied without additional charge with that measurement payment.

  1.10
  "Products" means only those devices and software of HET that are specifically listed in the attached Exhibit A. HET may change the specifications, components, design, performance and appearance of any Product at any time. HET will give MJC written notice of any such change, whereupon Exhibit A will be amended to reflect the change. If MJC believes, based upon a reasonable commercial basis, that any notified change to a Product would adversely effect MJC's ability to succeed in selling that product, MJC shall have the right to exclude that specific product from Products upon 30 days written notice to HET, and any purchase obligations herein specifically relating to that specific product shall end as of the date of the change to the specific product.

  1.11
  "Purchase Commitments" means the purchase commitments established by the parties in accordance with this Agreement. The Purchase Commitments for the Term are set forth in Exhibit B.

  1.12
  "Single Use Breathing Insert" means the "disposable" facemask or mouthpiece that an individual breathes into during a MedGem metabolic measurement or that is supplied as part of the "Monitored Per-Measurement Fee Model." This Insert is designed for one-time use and it is acknowledged by MJC that each Single Use Breathing Insert is intended to be discarded at the end of a successful measurement.

  1.13
  "Software Products" means BalanceLog™ MedGem Analyzer™, and GlucoPilot™.

  1.14
  "Term" shall have the meaning set forth in Section 10.1.

  1.15
  "Territories" shall mean the U.S.A., Canada and Puerto Rico.

  1.16
  "User Documentation" means the user documentation and instruction manuals furnished to MJC by HET for distribution along with the Products.

2.    LICENSES.

  2.1
  Product Reseller. HET hereby grants to MJC a license to sell Products in the Exclusive and Nonexclusive Markets in the Territories for the Term of this Agreement. MJC may not sell

    Products to any other resellers or distributors without the written consent of HET. This license includes the nonexclusive rights to promote the Products to the persons defined as the Markets in the Territories, to promote the Products to purchasing and other administrative personnel of the End User entities that actually purchase the Products for use by the persons in the Markets in the Territories, and to sell the Products to the End User entities for use by the persons included in the Markets in the Territories.

  2.2
  Conversion of Nonexclusive to Excluded Markets. Upon 30 days written notice to MJC and for no additional consideration, HET may elect to amend the list of "Nonexclusive Markets" and "Excluded Markets" set forth on Exhibit C by moving any "Nonexclusive Market" to the list of "Excluded Markets." However, notwithstanding the foregoing conversion right, specific identifiable practitioners who are part of the "Nonexclusive Market" to be converted, but who are included on MJC's "Hot List" on the Effective Date (as attached as an addendum to Exhibit C shall) shall, as a group, continue to be deemed a "Nonexclusive Market" and there shall be no restriction on MJC's ability to continue selling to this group.

3.    OBLIGATIONS OF PARTIES

  3.1
  Obligations of MJC.

  a)
  MJC shall use reasonable efforts to develop sales of the Products in its areas of exclusivity. In furtherance thereof, MJC will fulfill obligations defined in Exhibit F.

  b)
  MJC will purchase Products per the quarterly schedule in Exhibit B. The parties use their commercially reasonable best efforts to negotiate in good faith Target Purchase Commitments (covering not less than 4 prospective quarters) for the calendar quarters beyond those set forth in Exhibit B not less than 90 days prior to end of the last quarter for which Target Purchase Commitments are set forth on Exhibit B.

  c)
  Agree to comply with the Partner Branding Guidelines attached as Appendix 1 except where modified by this Agreement. In case of a conflict between this Agreement and Appendix 1, the terms within this Agreement shall be controlling.

  d)
  At such time as the Monitored Per-Measurement Fee Model is implemented, the parties agree that it will be the responsibility of MJC to ensure that adequate contractual arrangements are in place with its customers and their buying organizations to ensure that MJC is being credited with all measurement sales for devices originally sold by MJC.

  3.2
  Forecasts. Starting November 15, 2002 and by the 15thof the second month of each calendar quarter thereafter, MJC will furnish HET with a rolling quarterly forecast, by month, of Product and Software Product sales by units for each Product and Software Product for the next twelve succeeding months. Each forecast will be accompanied by a binding purchase order for the subsequent quarter. Except with respect to the Take-or-Pay Purchase Commitments, forecasts are otherwise not binding on MJC. However, MJC acknowledges that compliance with this provision is a material obligation herein.

  3.3
  Reports. Not less than ninety (90) days before the start of each calendar year during the term of this agreement, MJC will furnish HET with an annual marketing plan for the Products (detailing planned sales training, staffing, convention and trade show attendance, advertising, etc.). MJC will also give HET a written summary of MJC's marketing initiatives for the Products, quarterly sales reports for the Products, and such other information as HET may reasonably request within fifteen (15) days after the end of each calendar quarter. No later than the fifteenth (15th) work day of each month, MJC shall provide a written report to HET setting forth the number of units of Product and the number of units of Single Use Breathing Inserts that were sold to MJC customers in the previous month.

  3.4
  Obligations of HET. HET will:

  a)
  Refer to MJC all inquiries for purchase of Products received from within the Markets and Territories;

  b)
  Keep MJC informed of any Product complaints or adverse reactions that are, in HET's reasonable judgment, significant, and of all matters that are, in HET's reasonable judgment, important concerning the quality and performance of Products;

  c)
  (i) Provide MJC, at no charge, 10,000 MedGem Sales Brochures; and (ii) Supply MJC with the HET approved artwork and mechanicals required to support MJC production of its own brochures and other promotional materials that shall be subject to review and approval by HET or MJC may request HET to produce brochures and other promotional materials for a fee of cost plus [***]%. HET will review all MJC promotional materials promptly and will provide written approval or requests for change within ten (10) business days after receipt of materials from MJC;

  d)
  Provide to MJC the right of first negotiation to add new products offered by HET to the list of Products set forth on Exhibit A hereto subject to the terms of this Agreement, including without limitation smaller, less expensive future generations of Products listed in Exhibit A. This right of first negotiation shall consist of HET notifying MJC of the availability of a proposed new product and its associated proposed pricing, and providing MJC sixty (60) days after provision of a prototype of such product to MJC to evaluate and exclusively negotiate with HET pricing and Purchase Commitments associated with the new product. In the event MJC elects not to include the new product to the list of Products, or in the event the parties are unable to come to a mutual agreement on the pricing and Purchase Commitments associated with the new product terms within that sixty (60) day period, HET shall have the right to negotiate with other parties for distribution rights for that product in the Markets defined herein. In addition to the right of first negotiation regarding all new products offered by HET, HET will provide to MJC the option to add to the list of Products any new products offered by HET that are calorimeters, or breathing inserts or software for use with calorimeters. This option will consist of the same notice and prototype from HET as described above, and the right of MJC to exercise the option by written notice to HET within sixty (60) days after receipt of the prototype. Upon exercise of such option, the new product will be added to the list of Products provided in Exhibit A and will be subject to the terms of this Agreement. Any upgrades made to MedGem 1.0 may be subject to a maximum price increase of no more than [***]%.

  e)
  HET will deliver to MJC [***] Single Use Breathing Inserts per month for six consecutive months (beginning in any month after the Effective Date that MJC shall designate in writing to HET) at no charge for use as demonstration units by MJC sales representatives.

  f)
  Provide MJC, at no additional charge, 150 launch binders containing HET designated materials to support MJC launch activities for the Products.

  g)
  With each MedGem 1.0 Kit purchased by MJC, provide MJC at [***], one BalanceLog CD per Kit containing a 14 day trial version of BalanceLog software for Palm OS and Windows OS.

  h)
  Provide MJC, at no additional charge, any information that MJC shall reasonably request in order for its sales force to be effective in promoting sales of the Products, including without limitation copies of relevant information and practice guidelines from such groups as ADA, ASPEN and NASSO and information regarding insurance company guidelines for reimbursement and information regarding reimbursement practices used by relevant healthcare professionals.

    i)
    In the event of a short supply situation for any of the Products, give priority to filling orders for MJC over any other HET partner or customer who has not entered into a minimum commitments or take-or-pay agreement with HET.

    j)
    In the event that the Monitored Per-Measurement Fee Model is implemented, HET will, at no cost to MJC, replace all Products that are not compatible with the Monitored Per-Measurement Fee Model.

    k)
    At such time as the Monitored Per-Measurement Fee Model is implemented, HET will ensure that adequate tracking and data management systems are in place in order for HET to be able to identify sales of measurements with the individual devices through which those measurements will be administered. HET will make the necessary data available to MJC in order for MJC to ensure that it is being credited with all measurement sales for devices originally sold by MJC, as contemplated by Section 3.1(d) above.

4.    PURCHASE AND SALE OF PRODUCTS.

  4.1
  Orders. MJC's purchase orders for Products are subject to the provisions of this Agreement. MJC shall submit a written purchase order to HET for each order and shall submit all purchase orders for Products to be credited as purchased in a specified calendar quarter no later than the last day of the first month of that specified calendar quarter, and HET shall transmit a written or verbal (telephone call) order confirmation within five (5) business days from receipt of the purchase order confirming the Product quantities to be shipped and the estimated shipping date. Once a purchase order is accepted, HET will fill and ship orders in accordance with its customary procedures subject to Product availability, however, HET specifically agrees to the firm delivery dates in section 3.1(b) for the initial purchase commitments specified in that section. HET shall make reasonable efforts to fill MJC orders that are in excess of MJC's quarterly binding forecast required by Section 3.2. However, subject to Section 3.4(i) above, HET may allocate its output according to its sole judgment if demand in excess of the MJC binding forecast exceeds its manufacturing capacity. HET may choose the mode of shipment and carrier unless otherwise specified in the order.

  4.2
  Delivery. HET will deliver all Products sold to MJC F.O.B. point of origin. It is anticipated by the parties that MJC purchases will be shipped to a MJC designated warehouse for subsequent MJC drop shipment to other MJC locations. Title to and all risk of loss of or damage or casualty to such Products will pass to MJC upon initial delivery to the carrier. If Product is not shipped freight collect, MJC will reimburse HET on demand for all shipping charges, premiums for freight insurance, customs duties, import and export fees, and transportation costs incurred by HET. HET may, at its option, select the freight forwarder. In addition, if no customs broker is specified, HET may, at its option, select a customs broker for the specified shipment to a MJC designated location that is outside the United States. The obligations of MJC for freight and customs duties shall apply only to Products for which the point of origin is in the United States.

  4.3
  Price. HET will sell Products to MJC under the Agreement at the prices set forth in Exhibit E. All prices are payable in United States currency unless provided otherwise on the applicable invoice.

  4.4
  Customer Orders and Shipments. HET shall provide (internally or outsourced) turn key warehousing, order processing and fulfillment, shipping, invoicing, collection and record keeping with respect to MJC sales of Products to End Users. In addition, HET shall provide customer support, regulatory tracking and maintenance as described in Exhibit G. In exchange for such services for all Products, MJC shall pay to HET [***]% of the End User gross sales price of each batch of Single Use Breathing Inserts purchased by MJC customers reflected on the invoice for each such sale. In addition, HET shall provide to MJC at no additional cost such reports in such format as MJC shall reasonably request to enable it to track information regarding its sales of Products and shall permit MJC reasonable access to HET records regarding such sales for MJC's audit purposes.

  4.5
  Payment. Unless otherwise specified in the applicable order and agreed to in writing by HET, MJC will pay each of HET's invoices within fifty (50) days after the receipt of the invoice.

  4.6
  Interest. Any amount not paid when due will be subject to finance charges at the rate of one half of one percent (0.5%) per month or the maximum rate permitted by applicable law, whichever is less, determined and compounded on a daily basis from the date due until the date paid. Payments of such finance charges will not excuse or cure MJC's breach or default for late payment. If HET retains a collection agency, attorney or other person or entity to collect overdue payments, all collection costs, including but not limited to reasonable attorney's fees, will be payable by the prevailing party, including but not limited to reasonable attorney's fees of the prevailing party will be payable by the other party.

  4.7
  Defective Product Returns. Authorization is required for all defective Product returns pursuant to the product warranty and a returned materials authorization ("RMA") number must be obtained from HET prior to returning Product under warranty to HET. Authorization for defective Product returns shall not be unreasonably withheld by HET.

5.    ADDITIONAL EFFORTS.

  5.1
  Insurance Reimbursement. MJC agrees to use commercially reasonable efforts to assist HET in identifying and qualifying opportunities to obtain medical insurance reimbursement for the use of the MedGem to measure metabolic rates.

  5.2
  Nutrition Monitoring Program. HET shall work with MJC to reasonably develop a nutrition-monitoring program for use, among other things, in medical nutrition therapy.

6.    CONFIDENTIALITY.

  6.1
  Confidential Information. Each party (the "Disclosing Party") may from time to time during the term of this Agreement disclose to the other party (the "Receiving Party") certain information regarding the Disclosing Party's business, including technical, marketing, financial, employee, planning, and other confidential or proprietary information ("Confidential Information"). The Disclosing Party will mark all Confidential Information in tangible form as "confidential" or "proprietary" or with a similar legend. The Disclosing Party will identify all Confidential Information disclosed orally as confidential at the time of disclosure. Regardless of whether so marked or identified, however, any information that the Receiving Party knew or should have known, under the circumstances, was considered confidential or proprietary by the Disclosing Party, will be considered Confidential Information of the Disclosing Party.

  6.2
  Protection of Confidential Information. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not expressly permitted by this Agreement, and will disclose the Confidential Information of the Disclosing Party only to the employees or contractors of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party's duty hereunder. The Receiving Party will protect the Disclosing Party's Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

  6.3
  Exceptions. The Receiving Party's obligations under Section 6.2 with respect to any Confidential Information of the Disclosing Party will terminate if and when the Receiving Party can document that such information: (a) was already known to the Receiving Party at the time of disclosure by the Disclosing Party; (b) is disclosed to the Receiving Party by a third party who had the right to make such disclosure without any confidentiality restrictions; (c) is, or through no fault of the Receiving Party has become, generally available to the public; or (d) is independently developed by the Receiving Party without access to, or use of, the Disclosing Party's Confidential Information. In addition, the Receiving Party will be allowed to disclose Confidential Information of the Disclosing Party to the extent that such disclosure is (i) approved in writing by the Disclosing Party, (ii) necessary for the Receiving Party to enforce its rights under this Agreement; or (iii) required by law or by the order or a court of similar judicial or administrative body, provided that the Receiving Party notifies the Disclosing Party of such required disclosure promptly and in writing and cooperates with the Disclosing Party, at the Disclosing Party's reasonable request and expense, in any lawful action to contest or limit the scope of such required disclosure.

  6.4
  Return of Confidential Information. The Receiving Party will either, at its option, return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party in the Receiving Party's possession or control and permanently erase all electronic copies of such Confidential Information promptly upon the written request of the Disclosing Party or the expiration or termination of this Agreement, whichever comes first. At the Disclosing Party's request, the Receiving Party will certify in writing signed by an officer of the Receiving Party that it has fully complied with its obligations under this Section 6.4

  6.5
  Confidentiality of Agreement. Neither party will disclose any terms of this Agreement to anyone other than its Affiliates, attorneys, accountants, and other professional advisors under a duty of confidentiality except (a) as required by law or regulation (including securities listing agreements) (b) pursuant to a mutually agreeable press release or (c) in connection with a proposed merger, financing, or sale of such party's business (provided that any third party to whom the terms of this Agreement are to be disclosed signs a confidentiality agreement reasonably satisfactory to the other party to this Agreement). Each party will use commercially reasonable efforts to notify the other in advance of its intention to so disclose and, in determining the timing and manner of such disclosure, will take into consideration the reasonable requests of the other party.

7.    PROPRIETARY RIGHTS.

  7.1
  Product Ownership. The Products and all worldwide Intellectual Property Rights therein, are the exclusive property of HET and its suppliers. All rights in and to the Products not expressly granted to MJC in this Agreement are reserved by HET and its suppliers. Nothing in this Agreement will be deemed to grant, by implication, estoppel, or otherwise, a license under any of HET's existing or future patents; HET agrees that it will not assert any of its rights under such patents against MJC or its Affiliates based upon the use, distribution, and sublicensing by MJC or its Affiliates of the Products as permitted by this Agreement.

  7.2
  Trademark License. Subject to the terms and conditions of this Agreement, HET grants to MJC and those of its Affiliates which agree in writing to be bound by the terms of this Agreement a non-exclusive, non-transferable (except as permitted under Section 12.3 (Assignment), revocable, royalty-free license (without the right to grant sublicenses) to use and reproduce the HET Marks solely in connection with marketing the Products in the Markets. MJC agrees to state in appropriate places on all materials using the HET Marks that the HET Marks are trademarks of HET and to include the symbol ™ or ® as appropriate. HET grants no rights in the HET Marks other than those expressly granted in this Section 7.2. MJC acknowledges HET's exclusive ownership of the HET Marks. MJC agrees not to take any action inconsistent with such ownership and to cooperate, at HET's request and expense, in any action (including the conduct of legal proceedings) which HET deems necessary or desirable to establish or preserve HET's exclusive rights in and to the HET Marks. MJC will not adopt, use, or attempt to register any trademarks or trade names that are confusingly similar to the HET Marks or in such a way as to create combination marks with the HET Marks. MJC will provide HET with samples of all products and materials that contain the HET Marks prior to their public use, distribution, or display for HET's quality assurance purposes and will obtain HET's written approval before such use, distribution, or display. At HET's request, MJC will modify or discontinue any use of the HET Marks if HET determines that such use does not comply with HET's then-current trademark usage policies and guidelines. HET shall not make any use of any name or trademark of MJC nor of any of MJC's products for any purpose without MJC's express prior written approval, except as otherwise stated in Section 9.5 of this Agreement.

  7.3
  Assignments. At the end of the Term, MJC will assign to HET or such other person or entity as HET may designate all rights, registrations, reservations, licenses, permits and similar items made or obtained by MJC relating to the Products, the Trademarks, or any other proprietary rights of HET.

8.    WARRANTIES, REMEDIES AND DISCLAIMERS.

  8.1
  Product Warranty. HET warrants to and for the benefit of MJC only that all Products, as delivered pursuant to Section 4.2, will be free from material defects in materials and workmanship in the course of normal use in compliance with the instructions in the User Documentation. This warranty shall apply for a period of fifteen (15) months after delivery to the initial MJC designated location as provided in Section 3.1 or 4.2 or twelve (12) months after commercial sale to an End-User customer, whichever is shorter, for MedGem devices. For Single Use Breathing Inserts the warranty period shall be ninety (90) days after commercial sale to an End User, and for software, the warranty period shall be ninety (90) days after commercial sale to an End User (the "Device Warranty Period"). In the event a Product is subject to warranty replacement, HET will exchange out the subject Product as quickly as reasonably possible, in any event not to exceed fifteen (15) business days.

  8.2
  Limited Acceptance Remedy. If, on delivery, all or any part of a Product is nonconforming, then MJC's sole remedy shall be to exchange such Product with another, conforming Product unit or, at HET's option, receive a refund of all amounts paid to HET for such nonconforming Product. Any such exchange of a Product shall be in accordance with HET's return materials authorization process above.

  8.3
  Warranties Made by MJC. MJC will not make or publish any representations, warranties, or guarantees on behalf of HET or its suppliers concerning the Products that are inconsistent with any warranties made by HET concerning the Products.

  8.4
  Warranties by Both Parties. Each party represents and warrants that it has full power and authority to enter into and perform this Agreement, and the person signing this Agreement on such party's behalf has been duly authorized and empowered to enter into this Agreement. Each party represents and warrants it is free to enter into and perform this Agreement without thereby being in breach of or default under the terms of any other contract, commitment or understanding.

  8.5
  Disclaimer. EACH OF HET AND MJC ACKNOWLEDGE THAT IT HAS RELIED ON NO WARRANTIES OTHER THAN THE EXPRESS WARRANTIES IN THIS AGREEMENT. NEITHER HET NOR MJC WILL, UNDER ANY CIRCUMSTANCE, BE LIABLE TO THE OTHER PARTY, OR ANY END USER OR TRANSFEREE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCTS OR SERVICES, LOST

    PROFITS OR ANY OTHER SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES ARISING OUT OF THIS AGREEMENT EVEN IF THE PARTY FROM WHICH SUCH DAMAGES ARE SOUGHT HAS BEEN NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

  8.6
  Indemnification by HET. HET shall indemnify MJC against, and HET will defend at its own expense, any action against MJC brought by a third party to the extent that the action is based upon a claim (a) of bodily injury (including death) or damage to personal property to the extent directly caused by negligence in the design or manufacture of the Products or (b) that a Product infringes any patents, copyrights or misappropriates any trade secrets of a third party or that the HET Marks, when used by MJC in accordance with this Agreement, infringe any trademark rights of a third party. HET will pay those costs and damages finally awarded against MJC in any such action that are specifically attributable to such claim or those costs and damages agreed to in a monetary settlement of such action providing that MJC notifies HET promptly in writing of such action, MJC gives HET sole control of the defense thereof and any related settlement negotiations, and MJC provides full cooperation and, at HET's reasonable request and expense, assisting in such defense. Notwithstanding the foregoing, HET will have no obligation under this Section or otherwise with respect to any infringement claim based upon (i) any use, reproduction, or distribution of the Products by MJC or any of its Affiliates or End Users (except where MJC has taken commercially reasonable steps to prevent End Users from so doing) in a manner that is inconsistent with the written HET instructions for use accompanying the Product (ii) any use of the Products by MJC or any of its Affiliates or End Users (except where MJC has taken commercially reasonable steps to prevent End Users from so doing) in combination with other products, equipment, software, or data that is not either supplied by HET or intended by HET to be used with the Products, or (iii) any modification of Products by MJC or any of its Affiliates or End Users (except where MJC has taken commercially reasonable steps to prevent End Users from so doing).

9.    OTHER OBLIGATIONS OF MJC.

  9.1
  No Unauthorized Warranties. MJC will not make or extend on behalf of HET any written or oral warranty in respect of any of the Products except as may be contained in sales literature or brochures that are published or approved in writing by HET. MJC will not advise, perform or demonstrate any use or application of any Product that is not specifically approved in writing by HET. MJC will not impair the sterility or integrity of the Products while they are in MJC's custody.

  9.2
  Compliance With Laws. MJC represents and warrants that is thoroughly familiar with applicable laws, ordinances, regulations other governmental requirements concerning the importation, handling, marketing, sale, demonstration, use and distribution of Products in the Markets. MJC will comply with all laws, ordinances, regulations and other governmental requirements applicable to its business and to MJC's involvement in the importation, handling, marketing, sale, demonstration, use and distribution of Products pursuant to this Agreement. MJC will provide to HET an accurate English translation of any applicable foreign language laws, ordinances, regulations and other governmental requirements referenced herein and any other related documents as may be reasonably requested by HET. Notwithstanding the foregoing, HET shall bear responsibility for compliance with laws as a manufacturer of the Products including those Products manufactured as medical devices.

  9.3
  Insurance. During the Term, MJC will maintain liability insurance coverage issued by a responsible insurer satisfactory to HET as an additional insured and afford HET not less than twenty (20) days advance notice of cancellation or material change in the policy. Upon HET's request, MJC will provide a certificate of insurance from the insurer certifying that coverage is in place. Also during the Term, HET will maintain $2 million per occurrence liability insurance coverage issued by a responsible insurer and list MJC as an additional insured on such policy and afford MJC not less than twenty (20) days advance notice of cancellation or material change in the policy. Upon MJC's request, HET will provide a certificate of insurance from the insurer certifying that coverage is in place.

  9.4
  Noncompete. MJC warrants and agrees that it does not now and will not during the Term, without the prior written consent of HET, directly or indirectly market, sell or promote any product in the Markets that measures resting metabolic rates or oxygen consumption, other than the Products. MJC further warrants and agrees that it will not manufacture or cause to have manufactured, nor purchase from a third party, any Single Use Breathing Inserts that are not approved in writing by HET. HET warrants and agrees that it shall not authorize any other party to sell the Products in the Market in the Territories.

10.  TERM AND TERMINATION.

  10.1
  Term. Unless earlier terminated pursuant to Sections 10.2 or 10.3 the initial term of this Agreement will begin on the Effective Date and expire on June 30, 2004 (the "Term"). The Term can be extended by mutual written agreement by the parties.

  10.2
  Termination by HET. Upon the occurrence of any of the following, HET may terminate the Agreement by giving MJC written notice of such termination:

  a)
  Any assignment or attempted assignment or transfer, by operation of law or otherwise other than in accordance with the provisions of this Agreement by MJC;

  b)
  The failure of MJC to make any payment when due, subject to HET providing MJC written notice of such failure to make payment and MJC not curing such deficiency within ten (10) days from receipt of such notice;

  c)
  MJC directly or indirectly markets, sells or promotes any product in the Markets that competes with any Product or has a significant financial interest in any company or individual that is manufacturing, assembling, producing, marketing, selling or distributing any product that competes with any Product;

  d)
  MJC knowingly sells Products directly or indirectly to customers located outside the Markets; provided that no termination shall be claimed as a result of MJC sales to cross functional groups which, in the reasonable belief of MJC, are not predominantly comprised of customers outside the Markets;

  e)
  The insolvency of MJC, the filing of a petition in bankruptcy by or against MJC, the appointment of a receiver for MJC or MJC's property, the execution of an assignment by MJC of all or substantially all of its assets for the benefit of its creditors, or the conviction of MJC or any principal or manager of the MJC for any crime tending to adversely affect the ownership or operation of business;

  f)
  The failure of MJC to meet the Target Purchase Commitments provided in Exhibit B, subject to the right to cure set forth therein, or the parties fail to agree on future Target Purchase Commitments as contemplated in Section 3.1(b).

  g)
  Other than as set forth in Section 10.2 (a) through (e), any failure by MJC to perform any of its obligations under this Agreement where such failure is not cured to the reasonable satisfaction of HET within thirty (30) days after written notice thereof by HET to MJC.

  10.3
  Termination by MJC. Upon the occurrence of any of the following, MJC may terminate the Term by giving HET written notice of such termination:

  a)
  The filing of a petition in bankruptcy by or against HET, the appointment of a receiver for HET or HET's property, or the execution of an assignment by HET of all or substantially all of its assets for the benefit of its creditors; or

  b)
  Any failure by HET to perform any of its obligations under this Agreement where such failure is not cured to the reasonable satisfaction of MJC within thirty (30) days after written notice thereof by MJC to HET.

  10.4
  Termination By Mutual Consent. The parties may, at any time and without cause, terminate this Agreement by mutual written consent.

  10.5
  Effect of Termination. Any termination pursuant to Section 10.2 or 10.3 will be without prejudice to any other right or remedy afforded to either party under this Agreement or any applicable law (e.g., in the case of any breach or default by the other party), and will not affect any rights or obligations which have arisen prior to the date of such termination. Termination of the Agreement shall not relieve the parties of any obligation or liability arising prior to such termination, including the obligation to maintain the confidentiality of certain information as referenced in Section 6 above. In the event of termination, MJC will:

  a)
  Not have any further right to market, sell or distribute Products in the Markets in the Territories;

  b)
  Furnish HET with such information relating to the status of the marketing, sale or distribution of Products in the Markets as HET may reasonably request (including, but not limited to, information as to calls or the status of any negotiations for the sale of the Products);

  c)
  Will return to HET any Products, sales materials, manuals, price lists, and mailing lists provided by HET to MJC for demonstration, promotional, or marketing purposes; and

  d)
  Will return to HET any Products, which have not been committed for sale to a customer. HET will repurchase these Products at MJC's cost.

  10.6
  Standards of Performance. The parties agree and acknowledge that the standards of performance imposed on it by this Agreement (including Minimum Purchase Commitments) are reasonable and that any failure on its part to comply fully with all of the terms and conditions set forth in this Agreement shall constitute a material breach and good cause for termination of this Agreement.

  10.7
  Acknowledgment. Any expiration or termination of the Term will be final and absolute. Both parties waive any right, either express or implied by applicable law or otherwise, to renewal of this Agreement or to any damages or compensation for any expiration or termination of the Term in accordance with this Section 10. Each of the parties have considered the possibility of such expiration or termination and the possibility of loss and damage resulting there from in making expenditures pursuant to the performance of this Agreement. It is the express intent and agreement of the parties that neither will be liable to the other for damages or otherwise by reason of the expiration or termination of the Term as provided for herein.

  10.8
  Survival. Sections, 6, 7, 8, 10.4, 11, and 12.5-12.13 will survive expiration or termination of this Agreement for any reason.

11.
LIMITATION OF LIABILITY. HET'S AND MJC'S LIABILITY (WHETHER IN TORT, CONTRACT OR OTHERWISE AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), PRODUCT LIABILITY, OR STRICT LIABILITY OF HET) UNDER THIS AGREEMENT OR WITH REGARD TO ANY

  PRODUCTS OR OTHER ITEMS FURNISHED UNDER THIS AGREEMENT WILL IN NO EVENT EXCEED THE COMPENSATION PAID (OR PAYABLE AS A RESULT OF THE TAKE-OR-PAY COMMITMENTS SET FORTH IN EXHIBIT A HERETO) TO HET UNDER THIS AGREEMENT. IN NO EVENT WILL HET OR MJC BE LIABLE FOR ANY INDIRECT, INCIDENTAL SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF ITS PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR THE USE OF, INABILITY TO USE, OR RESULTS OF USE OF ANY PRODUCTS. THIS SECTION SHALL NOT APPLY TO LIABILITY FOR INDEMNIFICATION UNDER SECTION 8 OF THIS AGREEMENT.

12.  MISCELLANEOUS.

  12.1
  Independent Contractor. Each of MJC and HET is an independent contractor and not an agent, employee, franchise or partner of the other, and is acting in the ordinary course of business. Neither HET nor MJC has any authority to, and will not create or assume any obligation, express or implied, on behalf of the other. HET and MJC shall each be responsible for all taxes and payments concerning itself, its employees and its sales representatives. This Agreement does not create or evidence any joint venture or partnership of the parties.

  12.2
  Force Majeure. Neither party will be liable for, or be considered to be in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement (other than for payments owed) as a result of any cause or condition beyond such party's reasonable control.

  12.3
  Assignment. Neither HET nor MJC may assign or transfer, by operation of law or otherwise, any of its rights under this Agreement or delegate any of its duties under this Agreement to any third party other than its Affiliates without the other party's prior written consent. Any attempted assignment or transfer in violation of the foregoing will be void.

  12.4
  Notice. Notices or consents under this Agreement will be in writing and delivered personally or, if mailed, will be sent certified mail, return receipt requested, or facsimile or overnight express service, if addressed to the recipient's address set forth on the signature page of this Agreement, or in either case to such other address as may be established by notice to the other party. Notice will be effective only upon actual receipt.

  12.5
  Nonwaiver. The failure of either party to insist upon or enforce strict performance of any of the provisions of this Agreement or to exercise any rights or remedies under this Agreement will not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provisions, rights or remedies in that or any other instance; rather, the same will be and remain in full force and effect.

  12.6
  Interpretation. The English language of the Agreement will govern any interpretation of or dispute regarding the terms of this Agreement. Paragraph captions are for convenience of reference and do not alter or limit the terms of this Agreement.

  12.7
  Remedies. Except as provided in Section 8 (Warranties, Remedies and Disclaimers) the parties' rights and remedies under this Agreement are cumulative. MJC acknowledges that the Products contain valuable trade secrets and proprietary information of HET, that any actual or threatened breach of Section 7.2 (Trademark License) or Section 6 (Confidentiality) will constitute immediate, irreparable harm to HET for which monetary damages would be an inadequate remedy, and that injunctive relief is an appropriate remedy for such breach. If MJC continues to distribute the Products after its right to do so has terminated or expired, HET will be entitled to immediate injunctive relief without the requirement of posting bond, including an order directing that any Products that MJC attempts to import into any country or territory be seized, impounded, and destroyed by customs officials. If any legal action is brought to enforce this Agreement, the prevailing party will be entitled to receive its attorneys' fees, court costs, and other collection expenses, in addition to any other relief it may receive.

12.8	Severability. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect. Without limiting the generality of the foregoing, MJC agrees that Section 11 (Limitation of Liability) will remain in effect notwithstanding the unenforceability of any provision in Section 8 (Warranties, Remedies and Disclaimers).
12.9	Construction. As used in this Agreement, the word "including" means "including but not limited to."
12.10	Counterparts. This Agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.
12.11
Arbitration. The parties agree to make every reasonable effort to amicably settle any controversy between them relating to the terms and conditions and subject matter of this Agreement. In the event that the parties are unable to reach an amicable settlement regarding any controversy relating to the terms, conditions or subject matter of this Agreement, the parties agree that, within 30 days following written notice of a request for arbitration served by one of the parties upon the other, they shall submit such controversy to a single, independent, unbiased arbitrator. The arbitration will be carried out in accord with the rules of the American Arbitration Association at its offices in Chicago, Illinois. Discovery will be carried out in accord with the Federal Rules of Civil Procedure and, should said rules be in conflict with any of the rules of the American Arbitration Association, the Federal Rules shall prevail. In the event the parties cannot agree upon a single arbitrator within 20 days following a written request for arbitration, the arbitrator will be selected by the American Arbitration Association. The decision of the arbitrator will be final and binding upon both parties. Upon application by either party, the decision of the arbitrator may be entered as a final award or judgment by any court of competent jurisdiction in the United States of America.
12.12
Governing Law; Venue. The rights and obligations of the parties under this agreement shall be governed in all respects by the laws of the State of Colorado exclusively; as such laws apply to contracts between Colorado residents performed entirely within Colorado. MJC agrees that upon HET's request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in Denver, Colorado, and MJC hereby agrees to consent to the personal jurisdiction of such courts.
12.13
Entire Agreement. This Agreement contains the entire agreement, and supersedes any and all prior agreements, between the parties with regard to the appointment of MJC as a distributor of Products and MJC's purchase and sale of Products. HET will not be bound be, and specifically objects to, any terms, conditions, or other provisions that are different from or in addition to the provisions of the Agreement (whether or not it would materially alter this correspondence, or otherwise. Without limiting the generality of the foregoing, any printed terms, conditions of other provisions that are included in or accompany any of the MJC's orders for Products under this Agreement will not apply to be binding on HET. This Agreement may not be waived, amended or rescinded except by a writing signed by the party to be charged thereby.
12.14	Publicity. Neither party shall issue any press release regarding this Agreement or the relationship between the parties unless the release is approved in advance by the other party in writing.

[signature page follows]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HEALTHETECH, INC.:		MEAD JOHNSON & COMPANY:
By:	/s/ JAMES R. MAULT	By:	/s/ RANDALL K. ALSMAN
	James R. Mault, MD Chairman and CEO 523 Park Point Drive Golden, CO 80401 Fax: 303-526-5186		Randall K. Alsman President, U.S. and Global Business Support 2400 West Lloyd Expressway Evansville, IN 47721-0001 Fax: 812-429-8866

Exhibit A
PRODUCT LIST

1.
Products

MedGem™ 1.0 Kit*
Disposable Mouthpieces
Disposables Masks; small, medium, large

Extras or Spare Parts:
MedGem AC/DC Power Adapter
MedGem Battery Pack (when available)
MedGem Manual
MedGem Video Guide
Nose clips
Nose clips with foam pads

2.
Software Products:

MedGem Analyzer Software Kit**
BalanceLog™ Software for Windows
BalanceLog Software for Palm OS
BalanceLog Software Palm & Windows
GlucoPilot™ Software for Palm OS

*
Includes: MedGem Indirect Calorimeter Unit, AC/DC Medical Grade Power Supply (1), Hard Facemask Shell MedGem (1), Medium Facemask (1), Disposable (1), Mouthpiece Disposable (1) MedGem, Flow Tube (1), Nose clip (1), Quick Start Guide, MedGem Operator's Manual, MedGem Video Guide, and Carrying case. BalanceLog Software for Palm & Windows

**
Includes: MedGem Analyzer Software CD, Quick Start Guide for MedGem Analyzer Software, Serial Data Cable.

        Note: The parties can add new Products as they become available by mutual written agreement pursuant to Section 3.4(d).

Exhibit B
Purchase Commitments

Take-or-Pay Purchase Commitments

        MJC Take-or-Pay Purchase Commitments for Q1, 2003 through Q3, 2003:

MedGem Devices
Calendar Quarter	Minimum Units per Quarter
Q1, 2003	[***]
Q2, 2003	[***]
Q3, 2003	[***]	*
Disposable Single Use Breathing Inserts
Calendar Quarter	Minimum Units per Quarter
Q1, 2003	[***]
Q2, 2003	[***]
Q3, 2003	[***]

*
Comprised of [***] units at $[***] and remaining [***] units at $[***] (pricing set forth on Exhibit E specifies first [***] at $[***]; [***] + [***] + [***] = [***]).

        For the sake of clarity, the parties agree that the provisions of Section 11 of this Agreement regarding limitation of liability shall apply specifically to the Take-or-Pay Commitments set forth in this Exhibit B.

Target Purchase Commitments

        In addition to the Take-or-Pay Purchase Commitments above, the parties agree to the following Target Purchase Commitments for the quarters Q3, 2003 through Q2, 2004. MJC agrees to use reasonable commercial efforts to meet or exceed these Target Purchase Commitments. If MJC fails to meet these Target Purchase Commitments for any particular quarter, HET may at its sole discretion serve notice to MJC (i) terminating this Agreement under Section 10.2 hereof or (ii) converting any or all of the "Exclusive Markets" listed on Exhibit C to "Non-exclusive Markets" for the remaining Term or this Agreement, provided that any such termination or conversion shall be effective as of the last day of the quarter following the quarter in which MJC failed to meet its Minimum Purchase Commitments (the "Cure Quarter"). Notwithstanding the foregoing, no such termination or conversion shall be effectuated in the event that, during the Cure Quarter, MJC meets its Minimum Purchase Commitments for such Cure Quarter and, in addition, submits firm purchase orders for Products in an amount not less than the shortfall in its Minimum Purchase Commitments from the previous quarter. For the sake of clarity, the parties agree that the remedies listed above under (i) and (ii) shall be the sole remedies that HET shall have in the event of failure by MJC to meet the Target Purchase Commitments set forth on this Exhibit B.

MedGem Devices
Calendar Quarter	Minimum Units per Quarter
Q3, 2003	[***]	*
Q4, 2003	[***]
Q1, 2004	[***]
Q2, 2004	[***]
Disposable Single Use Breathing Inserts
Calendar Quarter	Minimum Units per Quarter
Q3, 2003	[***]
Q4, 2003	[***]
Q1, 2004	[***]
Q2, 2004	[***]

*
Includes (i.e., is not in addition to) the [***] units in included in Q3, 2003 Take-or-Pay Purchase Commitment.

Exhibit C
MARKETS IN TERRITORIES

"Exclusive Markets" shall include:

  •
  All hospital-based dietitians

  •
  All physicians and osteopaths specializing in:

  •
  Oncology

  •
  Hospital based Nutrition Support Services

  •
  Obstetrics

  •
  Gynecology

  •
  Pediatrics

  •
  Bariatric surgery

"Nonexclusive Markets" shall include:

  •
  Non-hospital based Dietitians

  •
  Internal Medicine Physicians

  •
  Family Practice Physicians

  •
  General Practice Physicians

  •
  Geriatric Medicine Physicians

  •
  Gastroenterologists

"Excluded Markets" shall include:

  •
  Cardiologists

  •
  Endocrinologists

  •
  Pulmonologists

  •
  Respiratory Therapists

  •
  Rehabilitation physicians

  •
  Rehabilitation facilities

  •
  Physical therapists

  •
  All current and future HealthSouth facilities (whether owned, managed, operated or branded as such)

"Hot List" referenced in Section 2.2 of this Agreement attached as addendum to this Exhibit C

Exhibit D
TRADEMARKS

Trademarks and trade names ("Marks") of HET:

        HealtheTech (name and stylized mark)

        Your Body Is Talking. Listen.

        BalanceLog

        Calorie Checkbook

        Listen To Your Body

        MedGem

        MedGem Analyzer

        GlucoPilot

Exhibit E
PRICE LIST

(All prices are MJC prices in U.S. Dollars)

(a)  MedGem™ 1.0 Kit:

        $[***]/each for first [***] MedGem devices purchased by MJC.

        After [***] units price shall be $[***]/each.

        Note: The anticipated future Monitored Per-Measurement Fee MedGem Model, when available, shall be provided to MJC at the same unit price.

(b)  Single Use Breathing Inserts for MedGem:

        $[***] each

        Disposable Masks are available in size small, medium and large. Each box contains one size. This pricing shall apply to per-measurement fees upon HET adoption into the Products of the Monitored Per-Measurement Fee Model.

(c)  Software:

BalanceLog™ Software for Windows	$[***] each
BalanceLog Software for Palm OS	$[***] each
BalanceLog Software for Palm & Windows	$[***] each
GlucoPilot™ Software for Palm OS	$[***] each
MedGem Analyzer Software Kit	$[***] each

(d)  Accessories/Extras:

MedGem AC/DC Power Adapter	$[***] each
MedGem Battery Pack (when available)	$[***] each
MedGem Manual (Extras)	$[***] each
MedGem Video Guide	$[***] each
Nose clips (Extras)	$[***] each
Nose clips w/ foam pads	$[***] each

EXHIBIT F
MJC OBLIGATIONS

        MJC shall, for the Term of this Agreement, perform the following obligations and shall cause any End User to perform the following obligations where applicable, for the Term of this Agreement:

  (i)
  Provide for appropriate End User training sufficient to enable use and promotion of metabolic measurement services using the MedGem in compliance with the operating instructions and any training provided by HET to MJC, and proper use of BalanceLog and GlucoPilot.

  (ii)
  Refer End Users to HET for Level One Customer Support, defined as supporting frequently asked questions and troubleshooting, to all MJC End Users during regular HET customer hours throughout the Hardware Warranty Period or Software Warranty Period, as the case may be. The products supported by HET Customer Support obligations under this Agreement include the MedGem metabolic measurement devices and the HET BalanceLog™ and GlucoPilot software.

  (iii)
  Not knowingly incur any liability on behalf of HET, nor in a any way pledge or purport to pledge HET's credit; nor describe or hold itself out as an employee of HET; nor describe itself other than as a distributor of the Products and Software Products; nor make any claims (medical or otherwise) inconsistent with written product manuals or HET provided MedGem distributor training.

  (iv)
  MJC shall not use any non-HET approved Single Use Breathing Inserts with the MedGem metabolic measurement device. MJC acknowledges that use of any non-HET approved breathing insert (mouthpiece or facemask) with the MedGem device voids the warranty for such device and may cause the device to operate inaccurately.

  (v)
  Acknowledge that the Single Use Breathing Inserts are disposable components and are not intended for re-use and that any re-use may present a risk of transmission of infectious or communicable diseases. MJC agrees it shall instruct all of its End Users not to re-use the Single Use Breathing Inserts, or otherwise misuse the MedGem devices in a way that is not consistent with HET provided instructions for use located in the MedGem Operator's Manual.

  (vi)
  Provide appropriate recommendations and counseling for use of each Product sold by MJC.

  (vii)
  In coordination with the appropriate MJC sales employee, allow HET access to visit any MJC End User location during normal business hours or accompany any MJC employee detailing, selling or explaining MedGem to any End User and at HET's sole expense to conduct a review of the End-User facilities and their Products' use and if applicable, make suggestions for improvement based upon HET's experience with the Products.

  (viii)
  Allow HET access to visit any MJC End User location during normal business hours at HET's sole expense, and in coordination with the appropriate MJC sales representative, to upgrade or exchange out (with upgraded units) MJC's End User's MedGem devices when and if HET deems appropriate.

EXHIBIT G
TRAINING AND SUPPORT OBLIGATIONS

        HET shall, during the Term, perform the following training and support obligations:

  (i)
  HET will provide to designated MJC personnel, at MJC locations, initial training. Such initial training shall include education on metabolism, resting metabolic rate, clinical applications, energy balance equations, operation of the MedGem device, and information on BalanceLog and GlucoPilot software features and functionality. All training shall be scheduled by mutual agreement by the parties and shall be provided in 3-hour training session blocks. Each "training session" is scheduled as 3 consecutive hours during normal business hours M-F, but may take less than 3 hours to conduct depending upon the composition of the group being trained. MJC shall be responsible for providing all training facilities and notifying and scheduling the training audience. All training must be scheduled by MJC with HET one month in advance and must be scheduled in full-day (two 3 hour sessions) increments whenever possible. For training purposes, MJC shall supply disposables for trainings. The initial training shall be provided by HET in two categories: No-Charge Training and For-Fee Training as specified below.

  (a)
  No-Charge Training—HET shall provide at no charge total of 4 (four) training sessions (up to 3 hours each) to MJC, with the training sessions performed in mutually agreed upon locations

  (b)
  For-Fee Training—HET shall provide additional training sessions for a fee of $[***] per hour, per HET trainer and shall be charged in 3-hour block increments plus all HET travel expenses associated with the delivery of such training. All HET trainers shall provide training using their own equipment, including the MedGem indirect calorimeter, and MJC will provide all Single Use Breathing Inserts for use in the training session.

  (ii)
  HET shall provide to MJC, in written and electronic forms, all standard content of the End User training, instructions for use and misuse, and detailed standards and information on recommendations, sufficient to enable MJC to perform the obligations of Paragraphs (i), (ii), (v) and (vi) of Exhibit F of this Agreement.

  (iii)
  If requested by MJC, HET will provide on-going MedGem, BalanceLog and GlucoPilot training beyond the initial training specified above to MJC personnel on the following basis:

  (a)
  All on-going training shall be charged at a rate of [***] ($[***]) per hour, per HET trainer, and shall be charged in 3-hour block increments. MJC must provide its own MedGem metabolic measurement device and Single Use Breathing Inserts for use in the training sessions.

  (b)
  All fees and expenses shall be invoiced by HET and reimbursed by MJC within 30 days of date of invoice.

  (c)
  HET shall use all reasonable efforts to accommodate the time and place for MJC requested on-going training, but any on-going training shall be scheduled by mutual agreement of the parties.

  (d)
  In order to provide reasonable notice to HET of known or anticipated MJC training requirements, MJC agrees to give non-binding good faith training demand forecasts at the beginning of each month for the following 60 day period during the Term of this Agreement. All forecasts shall be in writing and shall specify the number of attendees and the desired location and duration.

  (iv)
  Customer Support. HET shall provide secondary Customer Support (i.e., customer support to MJC sales reps and service reps) and primary customer support (i.e., customer support to MJC End Users) to MJC during regular HET customer support hours (currently 8:30am to 5:00pm MST, Monday—Friday, excluding major holidays) throughout the Hardware Warranty Period or Software Warranty Period, as the case may be. Customer support shall include After the initial warranty period expires, extended warranties or additional customer service can be purchased at HET standard rates. The products supported by HET Customer Support obligations under this Agreement include the MedGem indirect calorimeter and the HET BalanceLog™ and GlucoPilot software. HET does not support or troubleshoot any other MJC specific hardware or software, nor any other third party software or hardware, unless specifically agreed to and priced by mutual written agreement of the parties. Included in price Exhibit E.

  (v)
  Domestic Aftermarket Support: HET shall maintain all necessary Food and Drug Administration (FDA) 510(k) market clearance necessary to market the MedGem™ by HET. HET shall comply with all regulatory tracking and monitoring requirements for all medical devices sold or otherwise transferred to MJC for sale or distribution as required by FDA 21 CFR § 820 and the Medical Device Reporting Regulation; this includes all complaint recording, tracking and disposition including returned material authorizations as required. HET shall investigate, collect and report data to regulatory agencies as required by those agencies to include product recall information, safety notices, as well as any Current Good Manufacturing Practices (cGMP) documentation that is requested.

  (vi)
  International Aftermarket Support: HET shall obtain all the necessary regulatory clearance required to market the MedGem™ by HET as a medical device outside the United States prior to supplying products to MJC for distribution in countries other than the United States under the terms of this Agreement. MJC agrees not to commence marketing or promotional activities, and not to offer the MedGem™ by HET to any potential customer, in non-US locations prior to receiving written notice from HET that such clearances have been received. Notwithstanding, HET shall comply with all regulatory tracking and monitoring requirements for all medical devices sold or otherwise transferred to MJC for sale or distribution. HET shall investigate, collect and report data to regulatory agencies as required by those agencies. In the event products are distributed in the European Union HET's European representative shall investigate, collect and report data to regulatory agencies as required by those agencies.

CONFIDENTIAL TREATMENT REQUESTED
*** Text Omitted and Filed Separately
Confidential Treatment Requested
Under 17 C.F.R. §§ 200.80(b)(4),
200.83 and 240.24b-2

[HealtheTech Letterhead]

September 24, 2002

Mead Johnson & Company
2400 West Lloyd Expressway
Evansville, Indiana 47721-0001

Attention:	Randall K. Alsman President, U.S. and Global Business Support
Re:	Amendment to Strategic Partnership Agreement between Mead Johnson & Company ("MJC") and HealtheTech, Inc. ("HET") dated as of August 8, 2002 (the "Agreement").

Dear Mr. Alsman:

        This letter will amend the Agreement as specified below. All capitalized terms used and not defined in this letter shall have the meanings assigned to them in the Agreement. The Agreement shall continue to be binding except to the extent modified herein.

        As we have discussed, although the Agreement provides that MJC shall have the exclusive right, beginning October 1, 2002, to sell HET Products in the Exclusive Markets, MJC will not be in a position to market or sell the Products until members of its sales force have been trained to sell the Products. The parties currently anticipate that this training will be completed no later than January 10, 2003 and will be confirmed by written notice from MJC to HET on the date of such completion (the "Product Launch Date").

        Accordingly, MJC and HET have agreed as follows:

  1.
  Until the Product Launch Date, HET may sell Products in the Exclusive Markets. These sales will be solicited and made directly by HET and not through any other person or entity. Within 10 business days after each of October 31, November 30, December 31 and the end of each subsequent month until the Product Launch Date, HET shall send MJC a written report of all sales of Products in the Exclusive Markets during the period since the previous report. Each report will include, for each sale, the institution/customer name, full address, key contact, date of sale, any customer service comments, and number of each Product sold.

  2.
  Any sales by HET of MedGem Devices and Breathing Inserts in the Exclusive Markets from October 1, 2002 through the Product Launch Date shall reduce, on a one-for-one basis, MJC's Take-or-Pay Purchase Commitments for Q1 2003 as set forth in Exhibit B to the Agreement.

  3.
  As soon as practicable after the Product Launch Date, HET and MJC will cooperate to ensure an orderly transition from HET to MJC of all accounts generated by HET in the Exclusive Markets pursuant to this letter.

  4.
  MJC hereby waives, until the Product Launch Date, HET's obligation (in Section 3.4(a) of the Agreement) to refer to MJC all inquiries for purchase of Products received from within the Markets and Territories. However, HET will provide to MJC by January 1, 2003 relevant information on all inquiries and leads up to that date, and HET will supplement that information as of the Product Launch Date.

  5.
  For the purpose of this Amendment, a sale will be treated as occurring on the date the Product is shipped to the customer. HET shall not make any statement to any prospective customer in the Exclusive Markets that may lead that party to believe that it may be able to purchase Products after the Product Launch Date for less than [***] dollars ($[***]) for a device or [***] dollars ($[***]) for an insert.

        Please indicate your agreement to the terms of this letter by executing where indicated below and returning a copy to us.

Very truly yours,
/s/ James R. Mault
James R. Mault, MD Chairman and CEO

ACCEPTED AND AGREED:

MEAD JOHNSON & COMPANY

/s/ RANDALL K. ALSMAN Randall K. Alsman President, U.S. and Global Business Support

QuickLinks

  EXHIBIT 10.42
MEAD JOHNSON & COMPANY—HEALTHETECH STRATEGIC PARTNERSHIP AGREEMENT
Exhibit A PRODUCT LIST
Exhibit B Purchase Commitments
Exhibit C MARKETS IN TERRITORIES
Exhibit D TRADEMARKS
Exhibit E PRICE LIST
EXHIBIT F MJC OBLIGATIONS
EXHIBIT G TRAINING AND SUPPORT OBLIGATIONS